Press Release

Contact:	Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
REPORTS SECOND-QUARTER RESULTS

NEW YORK, July 15, 2003 – The New York Times Company announced today that second-quarter diluted earnings per share were $.47, compared with $.51 in the 2002 second quarter, and net income was $72.8 million compared with $78.8 million in the second quarter last year.

"Our second-quarter financial results were dampened by the war-related advertising weakness that we experienced early in the quarter," said Russell T. Lewis, president and CEO. "Our advertising results, however, improved considerably toward the end of the quarter with our Newspaper Group experiencing a 4.6 percent year-over-year gain in June ad revenues.

"And, while we expect an improved ad environment in the back-half of the year, we are not relying exclusively on it. To better assure that our financial performance for the second half of the year returns to solid year-over-year gains, we are also taking strong action on the cost side of our business.

"Accordingly, we have revised our full-year guidance to incorporate a lower level of expenses and a significantly reduced level of capital expenditures. In the past we've said that we would adjust the cost side of our enterprise to match the revenue picture. The war and SARS took a significant bite out of our second-quarter ad revenues and we're responding, as we said we would, by significantly reducing the cost side of the business.

"For the year, we continue to believe that we will be able to achieve a full-year EPS growth rate in the low- to mid-single digits."

Earnings per share and net income noted above include the following items:

•	pre-tax income of $1.3 million ($0.8 million after tax, or less than $.01 per share) in the second quarters of 2003 and 2002 related to a non-compete agreement and
•	a pre-tax charge of $3.0 million ($1.8 million after tax, or $.01 per share) in the second quarter of 2002 related to work force reductions.

Revenues

In January, the Company purchased the remaining 50 percent interest in the International Herald Tribune (IHT) which it did not previously own. Beginning in 2003, results for the IHT are included in the Newspaper Group.

Total revenues for the Company rose 3.8 percent to $801.9 million in the second quarter from $772.2 million in the 2002 second quarter. Advertising revenues (66 percent of total revenues) grew 3.4 percent and circulation revenues (28 percent of total revenues) rose 4.4 percent in the second quarter compared with the same period in 2002. Excluding the IHT, total revenues increased 1.5 percent, advertising revenues rose 2.0 percent and circulation revenues were on a par compared with the second quarter of 2002.

Costs and Expenses

Total costs and expenses in the second quarter increased 6.6 percent to $671.8 million from $630.5 million in the 2002 second quarter. Excluding the IHT, total costs and expenses in the second quarter rose 3.1 percent compared with the second quarter of 2002, mainly because of higher benefits and compensation costs as well as an increase in newsprint expense.

Newsprint expense increased 6.3 percent in the second quarter compared with the 2002 second quarter. Excluding the IHT, newsprint expense rose 4.2 percent, resulting from an increase in the Company's average cost per ton of newsprint of 8.1 percent partially offset by a decrease in consumption of 3.9 percent.

Operating Profit

Operating profit in the second quarter decreased 8.2 percent to $130.1 million from $141.7 million in the second quarter of 2002, primarily because of higher costs and expenses, partially offset by an increase in advertising revenues.

EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization and other non-operating items) in the second quarter declined 6.3 percent to $166.4 million from $177.5 million in the 2002 second quarter. The decrease was primarily because of higher costs and expenses, partially offset by an increase in advertising revenues.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company's results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company's ability to meet its debt service requirements. A reconciliation of EBITDA to net income, as well as additional information concerning EBITDA, is included in the exhibits to this release.

Newspaper Group

Total Newspaper Group revenues grew 3.8 percent in the second quarter to $745.9 million from $718.9 million in the prior-year quarter. Advertising revenues increased 3.3 percent and circulation revenues increased 4.4 percent in the second quarter compared with the same period in 2002. Excluding the IHT, total revenues rose 1.3 percent, advertising revenues rose 1.7 percent and circulation revenues were on a par compared with the second quarter of 2002.

Operating profit for the Newspaper Group decreased 7.5 percent to $126.6 million in the second quarter from $136.8 million in the 2002 second quarter, mainly because of higher benefits and compensation costs as well as an increase in newsprint expense, partially offset by an increase in advertising revenues.

Broadcast Group

Broadcast Group revenues declined 2.7 percent in the second quarter to $37.9 million from $39.0 million in the same period in 2002. Operating profit decreased 21.1 percent in the second quarter to $10.3 million from $13.0 million in the 2002 second quarter, primarily due to lower advertising revenues related to decreased political advertising, coupled with higher benefit, compensation and promotion costs.

New York Times Digital

Revenues for New York Times Digital grew 21.7 percent in the second quarter to $21.6 million from $17.8 million in the 2002 second quarter, and operating profit increased to a record $4.3 million from $1.9 million, primarily due to higher advertising revenues resulting from increased volume.

Joint Ventures

Income from joint ventures totaled $0.6 million in the second quarter compared with a loss of $2.3 million in the 2002 second quarter. Beginning in 2003, the operating results of the IHT are no longer included in net income/(loss) from joint ventures.

Income Taxes

In 2003 the Company's effective income tax rate for the second quarter was 39.5 percent compared with 39.0 percent for the second quarter of 2002.

Interest Expense-net, Shares, Cash and Total Debt

Interest expense-net, in the second quarter of $11.5 million was nearly equal to $11.6 million in the second quarter of 2002. The Company had higher interest capitalized related to capital expenditures, partially offset by an increase in interest expense in the second quarter compared with the 2002 second quarter. While interest rates were lower, the Company had a higher level of debt outstanding.

In the second quarter, the Company repurchased 1.2 million shares at a cost of $54.5 million. Approximately $185.4 million remains from the Company's current share repurchase authorization at the end of the second quarter. Class A and Class B common shares outstanding at the end of the quarter totaled 150.3 million shares.

As of June 29, 2003, the Company's cash and cash equivalents were $33.4 million and total debt was $968.6 million.

2003 Guidance based on GAAP

	Previous 2003 Guidance	New 2003 Guidance
Item (a)
Newspaper Group Advertising Revenues	Up 3 to 5%	Up 3 to 5%
Newspaper Group Circulation Revenues	Up 3 to 5%	Up 3 to 5%
Total Company Expenses (b)	Up 4.5 to 5.5%	Up 3.5 to 4.5%
Depreciation & Amortization	$152 to $157 million	$148 to $153 million
Capital Expenditures (c)	$210 to $240 million	$160 to $190 million
Income/(loss) from Joint Ventures	A loss of $7 to $11 million	A loss of $7 to $11 million
Interest Expense	$45 to $49 million	$45 to $49 million
Tax Rate	39.5%	39.5%
Diluted Earnings Per Share Growth	Low- to mid-single digits	Low- to mid-single digits

(a)	2003 guidance excludes the IHT.

(b)	Total Company expenses including the IHT are expected to increase 6.5 to 7.5% in 2003.

(c)	Includes costs of $75 to $80 million in 2003 related to the Company's interest in a new headquarters in New York City, which the Company expects to occupy in 2006.

Conference Call Information

The conference call will be held on Tuesday, July 15, at 11:30 a.m. (E.T.) The live webcast will be accessible through the Investors section of the Company's Web site, www.nytco.com, and other Web services including CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors.

To access the call, dial 800-314-7867 (in the United States) and 719-867-0640 (international callers) at least 10 minutes prior to the scheduled start of the call. In addition, a replay of the call will be available online at www.nytco.com. A digital replay of the call will also be available at 888-203-1112 (in the United States) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. (E.T.) on July 17. The access code is 488386.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company's various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly-filed documents, including the Company's Annual Report on Form 10-K for the period ended December 29, 2002. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2002 revenues of $3.1 billion, includes The New York Times, The International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com. For the third consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune's 2002 list of America's Most Admired Companies. In 2003 the Company was named by Fortune as one of the 100 Best Companies to Work For. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Attachments:	Condensed Consolidated Statements of Income Segment and Statistical Information Newspaper Group Revenues by Division Footnotes

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
(Dollars and shares in thousands, except per share data)

	Second Quarter		Six Months
	2003	2002	2003	2002
Revenues
Advertising	$530,564	$512,947	$1,043,718	$1,001,594
Circulation	221,304	211,899	442,305	413,154
Other (a)	50,023	47,365	99,608	94,560
Total	801,891	772,211	1,585,631	1,509,308

Costs and expenses	671,834	630,483	1,333,279	1,269,049

Operating profit	130,057	141,728	252,352	240,259

Net income/(loss) from joint ventures	555	(2,262)	(5,670)	(2,193)

Interest expense — net	11,484	11,600	23,286	22,155

Other income (b)	1,250	1,250	10,777	2,500

Income before income taxes	120,378	129,116	234,173	218,411

Income taxes	47,549	50,355	92,498	85,180
Net Income	$72,829	$78,761	$141,675	$133,231

Average Number of Common Shares:
Basic	150,730	151,789	151,287	151,446
Diluted	153,403	155,555	154,001	154,883

Basic Earnings Per Share	$0.48	$0.52	$0.94	$0.88
Diluted Earnings Per Share	$0.47	$0.51	$0.92	$0.86
Dividends Per Share	$0.145	$0.135	$0.280	$0.260

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT AND STATISTICAL INFORMATION
Revenues, Operating Profit (Loss) and Depreciation & Amortization
are prepared in accordance with GAAP
(Dollars and Copies in Thousands)

	Second Quarter 2003			Six Months Ended June 29, 2003
	Revenues	Operating Profit (Loss)	Depreciation & Amortization	Revenues	Operating Profit (Loss)	Depreciation & Amortization
Newspapers	$745,915	$126,575	$29,352	$1,480,966	$252,175	$60,315
Broadcast	37,926	10,289	2,325	70,131	15,251	4,563
New York Times Digital	21,626	4,285	1,299	41,251	7,481	2,832
Intersegment eliminations (c)	(3,576)	—	—	(6,717)	—	—
Unallocated Corporate expenses	—	(11,092)	2,802	—	(22,555)	5,597
Total	$801,891	$130,057	$35,778	$1,585,631	$252,352	$73,307

	Second Quarter 2002			Six Months Ended June 30, 2002
	Revenues	Operating Profit (Loss)	Depreciation & Amortization	Revenues	Operating Profit (Loss)	Depreciation & Amortization
Newspapers	$718,880	$136,806	$31,603	$1,410,348	$239,631	$63,948
Broadcast	38,977	13,034	1,943	70,936	19,442	3,889
New York Times Digital	17,772	1,918	2,045	33,934	2,099	4,009
Intersegment eliminations (c)	(3,418)	—	—	(5,910)	—	—
Unallocated Corporate expenses	—	(10,030)	2,468	—	(20,913)	4,973
Total	$772,211	$141,728	$38,059	$1,509,308	$240,259	$76,819

	Second Quarter 2003
	Weekday/ Daily	% Change vs. 2002	Sunday	% Change vs. 2002
Average Net Paid Circulation (d)
The New York Times	1,087.9	-3.6%	1,628.5	-3.1%
The International Herald Tribune	220.7	N/A	N/A	N/A
New England Newspaper Group	553.4	-2.4%	818.2	-2.3%
Regional Newspapers	600.3	-0.3%	651.8	-1.2%

	Six Months Ended June 29, 2003
	Weekday/ Daily	% Change vs. 2002	Sunday	% Change vs. 2002
Average Net Paid Circulation (d)
The New York Times	1,106.2	-3.5%	1,650.3	-2.7%
The International Herald Tribune	223.0	N/A	N/A	N/A
New England Newspaper Group	546.2	-4.1%	809.4	-3.0%
Regional Newspapers	625.5	-0.4%	682.8	-1.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWSPAPER GROUP REVENUES BY DIVISION
Revenues are prepared in accordance with GAAP
(Dollars in Thousands)

	2003
	Qtr 1	% Change vs. 2002	Qtr 2	% Change vs. 2002	Six Months	% Change vs. 2002
The New York Times
Advertising	$276,737	4.0%	$273,604	1.4%	$550,341	2.7%
Circulation	145,978	8.0%	146,895	0.2%	292,873	3.9%
Other	31,528	2.1%	32,594	0.6%	64,122	1.3%
Subtotal	$454,243	5.1%	$453,093	1.0%	$907,336	3.0%

International Herald Tribune
Advertising	$8,213	N/A	$7,611	N/A	$15,824	N/A
Circulation	9,500	N/A	9,869	N/A	19,369	N/A
Other	349	N/A	387	N/A	736	N/A
Subtotal	$18,062	N/A	$17,867	N/A	$35,929	N/A

Total New York Times
Advertising	$284,950	7.1%	$281,215	4.2%	$566,165	5.7%
Circulation	155,478	15.0%	156,764	6.9%	312,242	10.8%
Other	31,877	3.2%	32,981	1.8%	64,858	2.5%
Total	$472,305	9.3%	$470,960	4.9%	$943,265	7.1%

New England Newspaper Group
Advertising	$104,282	0.7%	$116,013	2.6%	$220,295	1.7%
Circulation	42,128	-2.1%	42,949	-1.7%	85,077	-1.9%
Other	8,206	18.8%	8,056	21.0%	16,262	19.9%
Total	$154,616	0.7%	$167,018	2.2%	$321,634	1.5%

Regional Newspapers
Advertising	$80,989	2.4%	$82,656	1.2%	$163,645	1.8%
Circulation	23,395	1.6%	21,591	-0.1%	44,986	0.8%
Other	3,746	1.4%	3,690	6.6%	7,436	3.9%
Total	$108,130	2.2%	$107,937	1.1%	$216,067	1.7%

Total Newspaper Group Excluding International Herald Tribune
Advertising	$462,008	3.0%	$472,273	1.7%	$934,281	2.3%
Circulation	211,501	5.1%	211,435	-0.2%	422,936	2.4%
Other	43,480	4.8%	44,340	4.3%	87,820	4.5%
Total	$716,989	3.7%	$728,048	1.3%	$1,445,037	2.5%

Total Newspaper Group
Advertising	$470,221	4.8%	$479,884	3.3%	$950,105	4.0%
Circulation	221,001	9.8%	221,304	4.4%	442,305	7.1%
Other (a)	43,829	5.6%	44,727	5.2%	88,556	5.4%
Total	$735,051	6.3%	$745,915	3.8%	$1,480,966	5.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES

(a)	Other revenue consists primarily of revenue from wholesale delivery operations and news services.

(b)	Other income in the second quarters of 2003 and 2002 consists of income ($1.3 million) related to a non-compete agreement. Other income in the first six months of 2003 consists of income ($8.3 million) related to a credit for advertising issued by the Company, which was not used in the allotted time by the advertiser, and income ($2.5 million) related to a non-compete agreement. Other income in the first six months of 2002 consists of income ($2.5 million) related to a non-compete agreement.

(c)	Intersegment eliminations primarily include license fees between NYTD and other segments.

(d)	Average net paid circulation is provided following the guidelines of the Audit Bureau of Circulations, an independent agency that audits the circulation of most U.S. newspapers and magazines.

Reconciliation of EBITDA to Net Income

EBITDA, which is reconciled to net income below, is defined as earnings before interest, taxes, depreciation and amortization and other non-operating items. For comparability, EBITDA in the prior year has been restated to conform with the 2003 presentation. The EBITDA presented may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

	Second Quarter		Six Months
	(In millions)		(In millions)
	2003	2002	2003	2002
EBITDA	$166.4	$177.5	$320.0	$314.9
Depreciation and amortization	(35.8)	(38.1)	(73.3)	(76.8)
Interest expense — net	(11.5)	(11.6)	(23.3)	(22.2)
Other income	1.3	1.3	10.8	2.5
Income taxes	(47.6)	(50.3)	(92.5)	(85.2)
Net income	$72.8	$78.8	$141.7	$133.2